Exhibit 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to Employment Agreement, is made as of October 5, 2006, by and between Hana Biosciences, Inc., a Delaware corporation (the “Company”), and Gregory I. Berk (“Employee”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated October 21, 2004 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement in order to increase the cash compensation payable to Employee thereunder and to extend the Term (as defined in the Employment Agreement).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.    Effective as of October 1, 2006, Paragraph 4(a) of the Agreement is amended and restated in its entirety, as follows:

“(a)  Base Salary; Incentive Bonus. The Company shall pay Employee an annual salary equal to Three Hundred Forty Thousand Dollars ($340,000) (the “Base Salary”). All increases to the Base Salary shall be considered on an annual basis by the by the CEO and Board of Directors, at the end of each year of the Term, in a manner consistent with the Company's compensation policies then in force. Except as otherwise provided herein, payment of the Base Salary shall be made by Company to Employee bi-monthly, on the 15th and the last day of each calendar month of the Term. Employee shall also be entitled to receive an incentive bonus (an “Incentive Bonus”) in the amount of Forty Thousand Dollars ($40,000), which shall be paid to Employee in twenty-four (24) equal bi-monthly installments commencing October 15, 2006.”

2.    Section 2 of the Agreement is hereby amended and restated in its entirety, as follows:

“2. Term. Employee’s employment under this Agreement shall commence as of November 1, 2004 (the “Effective Date”) and shall continue for a period ending on November 1, 2008, unless earlier terminated in accordance with the provisions of Section 8 below (the “Term”). Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing the protection of Confidential Information shall continue in effect as specified in Section 5 hereof, and shall, for the period specified therein, survive the expiration or termination of this Agreement.”

3.    This further confirms that certain letter agreement between the Company and Employee dated October 21, 2004 shall be amended to strike Paragraph 3 thereof and Employee agrees that the Company shall have no further obligation to Employee under such paragraph.

4.     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. Except as amended or modified by this Amendment, the parties hereby confirm all other terms and provisions of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: Hana Biosciences, Inc.	EMPLOYEE:
By:/s/ Mark J. Ahn Mark J. Ahn President & Chief Executive Officer	/s/ Gregory I. Berk Gregory I. Berk